Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 30, 2001, relating to the financial statements of the Survivorship Variable Universal Life Subaccounts of Pruco Life Variable Universal Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated March 13, 2001, relating to the consolidated financial statements of Pruco Life Insurance Company and it subsidiaries, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.

PricewaterhouseCoopers LLP

New York, New York
August 3, 2001